Exhibit 99_1

NEWS RELEASE

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FIRST QUARTER 2013 EARNINGS

– Composite Fibers and Advanced Airlaid Materials improve profitability –

– Company continued to execute growth strategy –

YORK, Pennsylvania – April 30, 2013 – Glatfelter (NYSE: GLT) today reported first quarter 2013 net income of $15.6 million, or $0.36 per diluted share, and adjusted earnings of $17.4 million, or $0.40 per diluted share. These results compare with first quarter 2012 net income and adjusted earnings of $18.9 million, or $0.43 per diluted share.

Consolidated net sales for the first quarter of 2013 totaled $405.2 million, a 2.0 percent increase compared with $397.4 million in the first quarter of 2012.

“We had a solid start to 2013 with our Composite Fibers business improving dramatically from the weakness experienced during the fourth quarter, and our Advanced Airlaid Materials business generating a 7 percent increase in revenue compared to the year ago quarter,” said Dante C. Parrini, chairman and chief executive officer. “This led to improved operating profit for these businesses totaling 9 percent in the year over year comparison and allowed us to generate results that were generally in-line with our expectations. As expected, operating profit from Specialty Papers declined due to lower selling prices and operating cost inflation. In addition, our results benefited from a favorable tax rate.”

Mr. Parrini continued, “I believe the growth we have generated in our Composite Fibers and Advanced Airlaid Materials businesses is sustainable and that we can continue to build on our market success. I also believe our Specialty Papers business can continue to outperform the broader uncoated free sheet market. This should allow us to generate improved earnings and solid cash flows in 2013. I am also excited about the opportunity we have to accelerate our growth with the addition of Dresden Papier to our portfolio of growing fiber-based materials businesses.”

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Glatfelter Reports First Quarter 2013 Result	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings:

	For the three months ended March 31
	2013		2012
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$15,629	$0.36	$18,878	$0.43
Acquisition and integration related costs	1,761	0.04	—	—
Timberland sales and related costs	(282)	(0.01)	—	—
International legal entity restructuring	260	0.01	—	—

Adjusted earnings	$17,368	$0.40	$18,878	$0.43

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

First Quarter Business Unit Results

Specialty Papers

	For the three months ended March 31
Dollars in thousands	2013	2012	Change

Tons shipped	202,334	195,773	6,561	3.4%
Net sales	$227,117	$223,803	$3,314	1.5%
Energy and related sales, net	1,101	1,861	(760)	(40.8)%
Operating income	18,278	23,692	(5,414)	(22.9)%
Operating margin	8.0%	10.6%

On a year-over-year basis, Specialty Papers’ net sales increased $3.3 million, or 1.5 percent, primarily due to a 3.4 percent increase in shipping volumes. Average selling prices were $1.8 million lower in the comparison to the first quarter of 2012. Specialty Papers grew shipments, again outperforming the broader uncoated free sheet market, which declined 6.2 percent.

Specialty Papers’ 2013 first quarter operating income totaled $18.3 million, which was $5.4 million lower than the same quarter of 2012. As expected, operating income was adversely impacted by lower average selling prices, and higher maintenance spending and other cost inflation.

Composite Fibers

	For the three months ended March 31
Dollars in thousands	2013	2012	Change

Tons shipped	22,536	22,724	(188)	(0.8)%
Net sales	$111,847	$111,940	$(93)	(0.1)%
Operating income	11,638	10,916	722	6.6%
Operating margin	10.4%	9.8%

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Glatfelter Reports First Quarter 2013 Result	page 3

Composite Fibers’ net sales totaled $111.8 million in the first quarter of 2013, essentially unchanged from the same quarter a year ago, on slightly lower shipping volumes. Lower average selling prices adversely affected the comparison to the year-earlier quarter by $0.9 million and foreign currency translation favorably affected the comparison by $0.4 million.

First quarter 2013 operating income increased $0.7 million, or 6.6 percent, primarily due to lower depreciation expense and improved operating efficiencies. In addition, operating income was adversely impacted by approximately $0.7 million due to downtime associated with the rebuild of a machine at the Gernsbach facility. Foreign currency translation unfavorably impacted operating income by $0.5 million compared with the prior-year quarter.

Advanced Airlaid Materials

	For the three months ended March 31
Dollars in thousands	2013	2012	Change

Tons shipped	23,933	22,348	1,585	7.1%
Net sales	$66,225	$61,621	$4,604	7.5%
Operating income	4,502	3,849	653	17.0%
Operating margin	6.8%	6.2%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased $4.6 million, or 7.5 percent, primarily due to a 7.1 percent increase in shipping volumes, partially offset by $1.0 million from lower average selling prices.

First quarter 2013 operating income increased $0.7 million, or 17.0 percent, compared with the year-ago quarter primarily due to the increase in shipping volumes and a $0.6 million benefit from lower raw material and energy costs.

Other Financial Information

Pension expense totaled $3.9 million and $3.1 million for the first quarters of 2013 and 2012, respectively. Because the Company’s qualified plan remains overfunded, a cash contribution is not expected to be made in 2013 or for the foreseeable future.

Interest expense totaled $3.8 million and $4.3 million in the first quarter of 2013 and 2012, respectively, reflecting the impact of debt refinancing activities completed in 2012.

In the first quarter of 2013, the Company recorded an income tax provision of $4.9 million on adjusted pre-tax earnings resulting in an effective tax rate of 21.9 percent. In the comparable quarter a year ago, the income tax provision totaled $8.2 million and the effective tax rate was 30.3 percent. Since the applicable U.S. Federal legislation was not signed into law until after year end 2012, the 2013 first quarter effective tax rate includes a $1.2 million benefit from 2012 research and development tax credits in addition to those earned in the current quarter. During 2012, no such research and development credits were recorded.

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Glatfelter Reports First Quarter 2013 Result	page 4

Balance Sheet and Other Information

Cash and cash equivalents totaled $76.4 million as of March 31, 2013, and net debt was $173.6 million, compared with $152.3 million at the end of 2012. (Refer to the calculation of this measure provided in this release.)

Capital expenditures totaled $31.4 million in the first quarter of 2013, including $10.9 million for the Composite Fibers capacity expansion project. For 2013, capital expenditures are estimated to be $90 million to $100 million, including approximately $30 million to expand Composite Fibers’ capacity which is scheduled to be completed in the second quarter of 2013.

Free cash flow was $(10.4) million during the first quarter of 2013 compared with $(7.1) million the first quarter of 2012 reflecting normal seasonal working capital flows. (Free cash flow is defined as cash provided by operations less capital expenditures and adjusted to exclude Composite Fibers’ capacity expansion project and the cash impact from alternative fuel mixture and cellulosic biofuel credits. Refer to the calculation of these measures provided in this release.)

During March 2013, the Company’s quarterly cash dividend was increased by 11 percent to $0.10 per common share. The Company also has $20.5 million remaining on a two-year, $25 million share repurchase program scheduled to expire in May 2014. Since the inception of the program through the end of the first quarter 291,120 shares of common stock were repurchased under this program; however, no shares of common stock were repurchased during the first quarter of 2013.

Outlook

For Specialty Papers, the Company expects shipping volumes, overall selling prices and input costs to be in line with the first quarter. The Company also plans to complete the annually scheduled maintenance outages at its facilities in the second quarter of 2013. The outages are expected to adversely impact second quarter operating profit by approximately $19 million, pre-tax.

Before giving effect to the Dresden Papier acquisition, Composite Fibers’ shipping volumes are anticipated to be approximately 5 percent higher in the second quarter of 2013 compared to the first quarter of 2013 primarily from seasonal growth in metalized products, while selling prices and input costs are expected to be generally in line with the first quarter levels. The Company is in the process of completing the previously announced upgrade of a machine at its Gernsbach facility. The machine was taken offline on February 24, 2013 and is expected to be re-started in May 2013. The downtime associated with the upgrade is expected to negatively impact operating profit by approximately $2 million in the second quarter of 2013.

In addition, the Company today completed its acquisition of Dresden Papier GmbH and will operate this facility as part of the Composite Fibers business unit. Dresden’s results of operations will be included prospectively from the date of the acquisition. The acquisition is expected to be immediately accretive to earnings by approximately $0.25 per share on an annualized basis (exclusive of acquisition and integration costs). In connection with this transaction, the Company expects to incur acquisition and integration costs of approximately $2 million to $3 million, after tax, in the second quarter and approximately $5 million to $6 million, after tax, for the full year 2013.

Shipping volumes for the Advanced Airlaid Materials business unit in the second quarter of 2013 are expected to be generally in line with the first quarter of 2013. Higher input costs are expected to be offset by increased selling prices.

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Glatfelter Reports First Quarter 2013 Result	page 5

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2013 Earnings Release Conference Call

When:	Tuesday, April 30, 2013, 11:00 a.m. Eastern Time

Number:	US dial 888.335.5539 International dial 973.582.2857

Conference ID:	34587422

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	April 30, 2013, 2:00 p.m. through May 14, 2013, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056 International dial 404.537.3406

Conference ID:	34587422

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company use words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: any material adverse changes in the business of Dresden Papier, the Company’s ability to achieve the strategic and other objectives relating to the Dresden Papier acquisition, including any expected synergies; the Company’s ability to successfully integrate Dresden Papier and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; changes in industry, business, market, political and economic conditions in the U.S. and other countries in which it does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, cost reduction initiatives, and the successful design and construction of the Composite Fibers capacity expansion project. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

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Glatfelter Reports First Quarter 2013 Result	page 6

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended
	March 31
In thousands, except per share	2013	2012

Net sales	$405,189	$397,352
Energy and related sales, net	1,101	1,861

Total revenues	406,290	399,213
Costs of products sold	348,915	338,243

Gross profit	57,375	60,970

Selling, general and administrative expenses	33,487	29,967
Gains on dispositions of plant, equipment and timberlands, net	(73)	(37)

Operating income	23,961	31,040
Non-operating income (expense)
Interest expense	(3,841)	(4,269)
Interest income	102	123
Other – net	247	196

Total other income (expense)	(3,492)	(3,950)

Income before income taxes	20,469	27,090
Income tax provision	4,840	8,212

Net income	$15,629	$18,878

Earnings per share
Basic	$0.36	$0.44
Diluted	0.36	0.43

Cash dividends declared per common share	$0.10	$0.09

Weighted average shares outstanding
Basic	42,966	42,751
Diluted	43,921	43,467

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Business Unit Financial Information

(unaudited)

Three months ended March 31
In millions	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Net sales	$227.1	$223.8	$111.8	$111.9	$66.2	$61.6	—	—	$405.2	$397.4
Energy and related sales, net	1.1	1.9	—	—	—	—	—	—	1.1	1.9

Total revenue	228.2	225.7	111.8	111.9	66.2	61.6	—	—	406.3	399.2
Cost of products sold	195.5	188.7	90.4	91.5	59.5	55.1	3.5	2.9	348.9	338.2

Gross profit (loss)	32.7	37.0	21.5	20.4	6.7	6.5	(3.5)	(2.9)	57.4	61.0
SG&A	14.5	13.3	9.8	9.5	2.2	2.6	7.0	4.5	33.5	30.0
Gains on dispositions of plant,equipment and timberlands	—	—	—	—	—	—	(0.1)	—	(0.1)	—

Total operating income (loss)	18.3	23.7	11.6	10.9	4.5	3.8	(10.5)	(7.4)	24.0	31.0
Non-operating expense	—	—	—	—	—	—	(3.5)	(4.0)	(3.5)	(4.0)

Income (loss) before income taxes	$18.3	$23.7	$11.6	$10.9	$4.5	$3.8	$(13.9)	$(11.4)	$20.5	$27.1

Supplementary Data
Net tons sold	202.3	195.8	22.5	22.7	23.9	22.3	—	—	248.8	240.8
Depreciation, depletion and amortization	$8.3	$8.9	$4.6	$6.0	$2.2	$2.2	0.2	—	$15.4	$17.1
Capital expenditures	8.6	4.6	17.5	9.1	2.1	0.5	3.2	—	31.4	14.2

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Three months ended
	March 31
In thousands	2013	2012

Cash Flow Data
Cash provided (used) by:
Operating activities	$15,795	$9,743
Investing activities	(31,493)	(14,103)
Financing activities	(4,599)	(9,473)

Depreciation, depletion and amortization	15,358	17,086
Capital expenditures	31,391	14,152

	March 31 2013	December 31 2012
Balance Sheet Data
Cash and cash equivalents	$76,440	$97,679
Total assets	1,224,621	1,242,985
Total debt	250,000	250,000
Shareholders’ equity	544,623	539,679

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, and restructuring charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Free Cash Flow	Three months ended March 31
In thousands	2013	2012

Cash from operations	$15,795	$9,743
Less: Capital expenditures	(31,391)	(14,152)
Add back: Composite Fibers capacity expansion	10,934	4,678
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(5,690)	(7,403)

Free cash flow	$(10,352)	$(7,134)

Net Debt	March 31	December 31
In thousands	2013	2012

Short term debt	$—	$—
Long term debt	250,000	250,000

Total	250,000	250,000
Less: Cash	(76,440)	(97,679)

Net Debt	$173,560	$152,321